NEWS RELEASE For More Information: Ken McEwen Investor Relations Manager 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com
ProAssurance Reports Results for Fourth Quarter and Year-End 2020
BIRMINGHAM, AL – (BUSINESSWIRE) – February 22, 2021 – ProAssurance Corporation (NYSE: PRA) reports the following results for the quarter and year ended December 31, 2020. We will timely file our annual report on Form 10-K on or before March 1, 2021.

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
	Three Months Ended December 31			Year Ended December 31
($ in thousands, except per share data)	2020	2019	Change	2020	2019	Change
Revenues
Gross premiums written(1)	$161,831	$200,835	(19.4%)	$854,422	$967,490	(11.7%)
Net premiums written	$142,479	$178,941	(20.4%)	$747,701	$842,725	(11.3%)
Net premiums earned	$187,008	$214,446	(12.8%)	$792,715	$847,532	(6.5%)
Net investment income	16,120	23,231	(30.6%)	71,998	93,269	(22.8%)
Equity in earnings (loss) of unconsolidated subsidiaries	10,144	(2,822)	459.5%	(11,921)	(10,061)	(18.5%)
Net realized investment gains (losses)	15,527	12,809	21.2%	15,678	59,874	(73.8%)
Other income(1)	802	1,801	(55.5%)	6,470	9,220	(29.8%)
Total revenues(1)	229,601	249,465	(8.0%)	874,940	999,834	(12.5%)
Expenses
Net losses and loss adjustment expenses	140,035	264,108	(47.0%)	661,447	753,915	(12.3%)
Underwriting, policy acquisition and operating expenses(1)(2)	57,702	66,487	(13.2%)	237,881	252,449	(5.8%)
SPC U.S. federal income tax expense(2)	173	1,059	(83.7%)	1,746	1,059	64.9%
SPC dividend expense (income)	6,316	3,204	97.1%	14,304	4,579	212.4%
Interest expense	3,779	3,786	(0.2%)	15,503	16,636	(6.8%)
Goodwill impairment	—	—	nm	161,115	—	nm
Total expenses(1)	208,005	338,644	(38.6%)	1,091,996	1,028,638	6.2%
Income (loss) before income taxes	21,596	(89,179)	124.2%	(217,056)	(28,804)	(653.6%)
Income tax expense (benefit)	7,291	(29,804)	(124.5%)	(41,329)	(29,808)	(38.7%)
Net income (loss)	$14,305	$(59,375)	124.1%	$(175,727)	$1,004	nm
Non-GAAP operating income (loss)	$3,288	$(68,345)	104.8%	$(27,741)	$(43,779)	36.6%
Weighted average number of common shares outstanding
Basic	53,891	53,764		53,863	53,740
Diluted	53,935	53,869		53,906	53,841
Earnings (loss) per share
Net income (loss) per diluted share	$0.27	$(1.10)	$1.37	$(3.26)	$0.02	$(3.28)
Non-GAAP operating income (loss) per diluted share	$0.06	$(1.27)	$1.33	$(0.52)	$(0.81)	$0.29
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 16 of the Notes to Consolidated Financial Statements in our December 31, 2020 report on Form 10-K for amounts by line item, which will be timely filed on or before March 1, 2021.
(2) In our December 31, 2019 report on Form 10-K, underwriting, policy acquisition and operating expenses and the underwriting expense ratio in 2019 included a provision for U.S. federal income taxes of $1.1 million for certain SPCs at Inova Re in our Segregated Portfolio Cell Reinsurance segment. Beginning in 2020, this tax provision is now presented as a separate line on our Consolidated Statements of Income and Comprehensive Income as SPC U.S. federal income tax expense. We have recast 2019 to conform to this new presentation, including the calculation of the underwriting expense ratio.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.
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CONSOLIDATED KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2020	2019	2020	2019
Current accident year net loss ratio	83.4%	109.0%	89.8%	90.3%
Effect of prior accident years’ reserve development	(8.5%)	14.2%	(6.4%)	(1.3%)
Net loss ratio	74.9%	123.2%	83.4%	89.0%
Underwriting expense ratio(1)	30.9%	31.0%	30.0%	29.8%
Combined ratio	105.8%	154.2%	113.4%	118.8%
Operating ratio	97.2%	143.4%	104.3%	107.8%
Return on equity(2)	4.3%	(15.3%)	(12.3%)	0.1%
(1) See footnote 2 in the previous table.
(2) Quarterly amounts are annualized.

Non-GAAP Financial Measures
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations, however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended December 31		Year Ended December 31
(In thousands, except per share data)	2020	2019	2020	2019
Net income (loss)	$14,305	$(59,375)	$(175,727)	$1,004
Items excluded in the calculation of Non-GAAP operating income (loss):
Net realized investment (gains) losses	(15,527)	(12,809)	(15,678)	(59,874)
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	1,704	1,613	2,436	3,144
Goodwill impairment	—	—	161,115	—
Guaranty fund assessments (recoupments)	(18)	(159)	97	43
Pre-tax effect of exclusions	(13,841)	(11,355)	147,970	(56,687)
Tax effect, at 21% (2)	2,824	2,385	16	11,904
After-tax effect of exclusions	(11,017)	(8,970)	147,986	(44,783)
Non-GAAP operating income (loss)	$3,288	$(68,345)	$(27,741)	$(43,779)
Per diluted common share:
Net income (loss)	$0.27	$(1.10)	$(3.26)	$0.02
Effect of exclusions	(0.21)	(0.17)	2.74	(0.83)
Non-GAAP operating income (loss) per diluted common share	$0.06	$(1.27)	$(0.52)	$(0.81)
(1) Net realized investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any realized gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(2) The 21% rate is the statutory tax rate associated with the taxable or tax deductible items listed above. The taxes associated with the net realized investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net realized investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net realized investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected. The portion of the 2020 goodwill impairment loss that is tax deductible was tax affected at the statutory tax rate (21%). The remaining portion of the 2020 goodwill impairment loss is not tax deductible and therefore had no associated income tax benefit. See further discussion under the heading "Taxes" in the Segment Results - Corporate section in Item 7 of our December 31, 2020 report on Form 10-K which will be timely filed on or before March 1, 2021.
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BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	December 31, 2020	December 31, 2019
Total investments	$3,389,345	$3,390,409
Total assets	$4,654,803	$4,805,599
Total liabilities	$3,305,593	$3,293,686
Common shares (par value $0.01)	$632	$631
Retained earnings	$1,301,163	$1,505,738
Treasury shares	$(415,962)	$(415,962)
Shareholders’ equity	$1,349,210	$1,511,913
Book value per share	$25.04	$28.11
Capital Management
We have not repurchased any shares of our stock in 2020 or 2019. As of February 19, 2021, approximately $110 million remains available in our Board-authorized stock repurchase program. In December 2020, our Board of Directors declared a regular dividend of $0.05 per share, which was paid January 7, 2021.
Conference Call Information
ProAssurance management will discuss fourth quarter and year-end 2020 results during a conference call at 10:00 a.m. ET on Tuesday, February 23, 2021. We invite anyone who would like to participate in the call to dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145 (international); no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least February 23, 2022 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088 (international), using access code 10151693. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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Management Commentary
2020 was a year like no other. I am immensely proud of and encouraged by what the employees of ProAssurance have accomplished. The organizational changes enacted beginning in 2019 and throughout 2020 have had a meaningful impact on our operations and are having a positive effect on our performance. Long-tailed lines of business, like those written by ProAssurance, are slow to change; however, the benefits of actions we have taken are evident in our operating results for the fourth quarter, in which we saw an improvement in each of our segments, excluding Lloyd’s, as compared to the third quarter.
We faced many significant challenges in 2020, but we are a stronger company having faced them, and I am pleased with the work we have accomplished in the last twelve months. However, I recognize we have more work to do in returning to underwriting profitability and in pursuit of operational excellence.
An important step in that journey is currently underway. I’m happy to announce that the California Department of Insurance has completed its review of NORCAL Group’s conversion documents, and NORCAL will now begin solicitation of policyholders to vote on NORCAL’s plan to convert from a mutual company to a stock company. As detailed in our Specialty Property & Casualty segment section further in this release, there are several conditions yet to be met before closure of the deal is possible. However, this progress marks an important step in that process, and I greatly appreciate the efforts made by both companies in reaching this point.
-Ned Rand
President & Chief Executive Officer

Key Takeaways - Fourth Quarter 2020
•For the quarter ended December 31, 2020 we reported net income of approximately $14.3 million, or $0.27 per share, and Non-GAAP operating income of approximately $3.3 million, or $0.06 per share.
•Non-GAAP operating income for the fourth quarter included strong performance from our investments in LPs/LLCs as well as improvement in underwriting results from the re-underwriting and rate strengthening efforts in our Specialty Property & Casualty (“Specialty P&C”) segment, and the restructuring efforts in our Specialty P&C and Workers’ Compensation Insurance segments.
•Quarter-over-quarter improvement in consolidated results is also attributable to a lower net loss ratio in our Segregated Portfolio Cell Reinsurance (“SPCR”) segment, partially offset by a higher combined ratio in our Lloyd’s Syndicates segment driven by adverse prior year reserve development related to certain natural catastrophe losses.
•Consolidated gross premiums written in the current quarter decreased due to our strategy to strengthen rate levels in our Specialty P&C segment, our decreased participation in Syndicate 1729, and competitive market conditions in our Workers’ Compensation Insurance and SPCR segments. Consolidated net premiums earned also decreased, primarily attributable to the pro rata effect of lower net premiums written during the preceding twelve months.
•Our consolidated net loss ratio in the current quarter was significantly reduced from the year-ago quarter, reflecting a lower current accident year net loss ratio and the effect of net favorable reserve development.
•Despite lower earned premium, our consolidated expense ratio in the fourth quarter was slightly lower from the year-ago quarter, primarily attributable to our focus on operational efficiency through organizational enhancements enacted throughout 2020, as well as reduced travel-related expenses due to the pandemic.
•Net investment income decreased primarily due to a decrease in our allocation to equities and lower yields from our short-term investments and corporate debt securities given the actions taken by the Federal Reserve to reduce interest rates in response to COVID-19.
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Key Takeaways - Full Year 2020
•For the year ended December 31, 2020 we reported a net loss of approximately $175.7 million, or $3.26 per share, primarily attributable to the $161.1 million goodwill impairment charge recorded in the third quarter of 2020. We reported a Non-GAAP operating loss of approximately $27.7 million, or $0.52 per share.
•The full year 2020 Non-GAAP operating loss is attributable to the pre-tax net underwriting loss of approximately $45.7 million associated with a tail policy issued to the large national healthcare account (“LNHA”) in the second quarter of this year. To a lesser extent, the loss is also attributable to the recording of a pre-tax $10 million pandemic-related IBNR reserve, also in the second quarter.
•Lower consolidated gross premiums written in 2020 are primarily attributable to re-underwriting efforts in our Specialty P&C segment through the first nine months of 2020, and the other factors noted above for the fourth quarter.
•Our consolidated net loss ratio for the year decreased due to favorable reserve development and, to a lesser extent, a reduction to the current accident year net loss ratio driven by improvements in the loss ratio for our Specialty P&C segment in 2020, largely muted by the effects of the LNHA tail policy and pandemic-related IBNR reserve in the second quarter of 2020.
•Despite lower earned premiums, one-time expenses related to re-organizational enhancements, and transaction-related costs associated with our planned acquisition of NORCAL, our consolidated expense ratio for 2020 was only slightly higher than in 2019, reflective of our focus on operational efficiency and, to a lesser extent, reduced travel expenses due to the pandemic.
•Lower net investment income was also reflective of the factors noted above for the fourth quarter.

SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Gross premiums written	$102,210	$118,377	(13.7%)	$522,911	$577,700	(9.5%)
Net premiums written	$91,681	$102,541	(10.6%)	$451,019	$495,750	(9.0%)
Net premiums earned	$112,060	$123,742	(9.4%)	$477,365	$499,058	(4.3%)
Other income	391	1,259	(68.9%)	3,908	5,796	(32.6%)
Total revenues	112,451	125,001	(10.0%)	481,273	504,854	(4.7%)
Net losses and loss adjustment expenses	(96,633)	(211,239)	(54.3%)	(470,074)	(532,485)	(11.7%)
Underwriting, policy acquisition and operating expenses	(26,702)	(31,131)	(14.2%)	(109,599)	(120,310)	(8.9%)
Total expenses	(123,335)	(242,370)	(49.1%)	(579,673)	(652,795)	(11.2%)
Segment results	$(10,884)	$(117,369)	(90.7%)	$(98,400)	$(147,941)	(33.5%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2020	2019	2020	2019
Current accident year net loss ratio	92.3%	141.0%	104.2%	105.5%
Effect of prior accident years’ reserve development	(6.1%)	29.7%	(5.7%)	1.2%
Net loss ratio	86.2%	170.7%	98.5%	106.7%
Underwriting expense ratio	23.8%	25.2%	23.0%	24.1%
Combined ratio	110.0%	195.9%	121.5%	130.8%
The significant improvement in the segment loss both in the quarter and full year of 2020 was driven by the execution of a comprehensive business strategy to address our underwriting results, operating efficiency, and expenses. However, the operating environment remains challenging due to the impact of the pandemic and the current loss environment in
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healthcare professional liability (“HCPL”). While the external environment contributed to the segment loss for the year, the primary driver was the pre-tax net underwriting loss of approximately $45.7 million associated with a tail policy issued to the aforementioned LNHA and, to a lesser extent, the aforementioned pandemic-related pre-tax $10 million IBNR reserve.
The decrease in gross premiums written in the quarter and full year as compared to the same periods of 2019 primarily reflects our strategy to strengthen rate levels in our Standard Physicians business and re-underwriting efforts in our Specialty business. Furthermore, the quarter-over-quarter decrease is also attributable to renewal timing differences of $4.6 million in our Specialty business, and the non-renewal of a $2.8 million policy in our Standard Physicians line of business.
Premium retention for the segment was 83% in the quarter, an increase of three percentage points as compared to the fourth quarter of 2019 as a result of improved premium retention in our Specialty business. For the year, premium retention was 79%, a decrease of seven percentage points driven by our re-underwriting efforts, rate strengthening, and competitive market conditions. We secured renewal pricing increases of 8% in the quarter and 9% for the year. This result reflects consistent renewal pricing increases in Standard Physicians and Specialty throughout 2020. In Standard Physicians, we secured renewal pricing of 10% in the quarter and 11% for the year. In our Specialty business, renewal pricing increases were also 10% in the quarter, and 15% for the year. Additional rate strengthening was achieved in Specialty through material improvements in product structure, terms and conditions.
New business writings were $5.3 million in the fourth quarter, compared to $4.6 million in the year-ago quarter, despite a reduction in submission activity primarily related to the impact of the COVID-19 pandemic. The increase is primarily attributable to new business writings in our Medical Technology Liability business, which increased to $1.8 million from $0.7 million quarter-over-quarter as a result of continued demand for pandemic-related products in the medical technology space. For the full year, we wrote $23.0 million in new business in 2020 compared to $42.6 million in 2019.
For the quarter, exclusive of the impact of the underlying LNHA policy in 2019, the current accident year net loss ratio improvement was driven by the early benefits of our HCPL re-underwriting efforts. For full year 2020, exclusive of the impacts of the LNHA in 2019 and 2020 and the pandemic-related IBNR reserve, the current accident year net loss ratio decreased 6.3 percentage points. The current accident year net loss ratio for the quarter and year does not reflect the significant level of claims frequency reduction observed in our HCPL business, some of which is likely associated with the COVID-19 pandemic, as we have remained cautious in recognizing these favorable frequency trends in our current accident year loss pick due to the long-tailed nature of HCPL claims, as well as the possibility of delays in reporting and uncertainty surrounding the length and severity of the pandemic.
COVID-19 incident reports to-date have been almost exclusively related to our Senior Care business. As previously disclosed, we established a pre-tax $10 million IBNR loss reserve for these reported incidents in the second quarter of 2020; no adjustment was made to this reserve since the second quarter as further claim activity was limited. The reserve represents our best estimate of ultimate claims-related expenses based on current information.
We recognized net favorable prior accident year development of approximately $6.8 million and $27.5 million for the fourth quarter and year, respectively, compared to net adverse development of $36.7 million and $5.7 million in the 2019 fourth quarter and year. The net prior year adverse development in 2019 was entirely attributable to reserve strengthening in the fourth quarter related to the aforementioned LNHA.
The lower expense ratio for the fourth quarter and year reflect incremental improvements due to organizational structure enhancements, improved operating efficiency, and expense reductions. For the full year, despite the significant reduction in net premiums earned and $4.0 million in one-time charges associated with restructuring, the expense ratio decreased by approximately 1 percentage point.
Last week, the California Department of Insurance (“CDI”) completed its review of NORCAL’s conversion documents, and NORCAL will now begin solicitation of policyholders to vote on the plan to convert from a mutual company to a stock company and to elect the form of payment they wish to receive if the conversion occurs. Policyholders who choose to take stock in the converted NORCAL company will then decide whether to sell their shares to ProAssurance pursuant to our tender offer to acquire the company. Closing the transaction remains subject to an affirmative vote of the policyholders, final approval from the CDI after a public hearing scheduled for April 1, certain other regulatory approvals in states where NORCAL does business, and satisfaction of conditions described in the acquisition agreement between the companies. Assuming all such conditions are met, we are anticipating to close the transaction in the second quarter of 2021.
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WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Gross premiums written	$47,344	$54,804	(13.6%)	$246,791	$278,442	(11.4%)
Net premiums written	$29,501	$36,132	(18.4%)	$164,871	$182,233	(9.5%)

Net premiums earned	$42,335	$47,251	(10.4%)	$171,772	$189,240	(9.2%)
Other income	499	451	10.6%	2,216	2,399	(7.6%)
Total revenues	42,834	47,702	(10.2%)	173,988	191,639	(9.2%)

Net losses and loss adjustment expenses	(26,904)	(28,225)	(4.7%)	(111,552)	(121,649)	(8.3%)
Underwriting, policy acquisition and operating expenses	(13,845)	(14,065)	(1.6%)	(56,449)	(57,520)	(1.9%)
Total expenses	(40,749)	(42,290)	(3.6%)	(168,001)	(179,169)	(6.2%)
Segment results	$2,085	$5,412	(61.5%)	$5,987	$12,470	(52.0%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2020	2019	2020	2019
Current accident year net loss ratio	68.2%	69.0%	69.0%	68.4%
Effect of prior accident years’ reserve development	(4.6%)	(9.3%)	(4.1%)	(4.1%)
Net loss ratio	63.6%	59.7%	64.9%	64.3%
Underwriting expense ratio	32.7%	29.8%	32.9%	30.4%
Combined ratio	96.3%	89.5%	97.8%	94.7%
The Workers’ Compensation Insurance segment reported a lower result for the fourth quarter and full year, reflecting a decrease in net premiums earned and an increase in the combined ratio.
Lower gross premiums written in the fourth quarter and full year reflect renewal pricing decreases, a reduction in audit premium, and lower new business written, partially offset by an improvement in renewal retention. Renewal pricing decreased 4% in both the fourth quarter and full year 2020, compared to decreases of 7% and 4% in the fourth quarter and full year 2019, respectively. Audit premium for the fourth quarter of 2020 resulted in additional premium to the company of $700,000, compared to $2.2 million in the year-ago quarter. Audit premium for the full year of 2020 also resulted in additional premium to the company of approximately $700,000, compared to $5.7 million in 2019. We continue to expect future downward pressure on gross premiums written associated with decreased payroll estimates due to the economic conditions resulting from the COVID-19 pandemic. We wrote $4.4 million and $27.4 million of new business for the fourth quarter and full year of 2020, respectively, compared to $5.5 million and $30.8 million in the fourth quarter and full year of 2019. This was partially offset by an improvement in the renewal retention rates, which were 82% and 84% for the fourth quarter and year of 2020, respectively, compared to 76% and 83% for the same periods of 2019.
The increase in the calendar year net loss ratio for the fourth quarter and full year reflect the continuation of intense price competition and resulting renewal rate decreases, partially offset by favorable claim trends in 2020, including lower claims frequency and severity as a result of the pandemic. Additionally, the fourth quarter calendar year net loss ratio reflects lower prior year favorable reserve development. We continue to remain cautious in our evaluation of the current accident year loss ratio due to uncertainty surrounding the length and severity of the pandemic, and legislative and regulatory bodies in certain states changing or attempting to broaden compensability requirements for COVID-19 claims.
The fourth quarter underwriting expense ratio increased primarily due to lower net premiums earned, partially offset by cost savings related to the restructuring of the Worker’s Compensation Insurance field organization in the third quarter of 2020 and lower expenses related to travel as a result of the pandemic. The full-year underwriting expense ratio increased primarily due to lower net premiums earned and one-time expenses related to the aforementioned restructuring, partially offset by lower travel-related expenses.
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SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Gross premiums written	$14,775	$16,584	(10.9%)	$72,843	$87,140	(16.4%)
Net premiums written	$12,913	$14,753	(12.5%)	$64,159	$77,639	(17.4%)

Net premiums earned	$16,572	$19,997	(17.1%)	$66,352	$78,563	(15.5%)
Net investment income	252	317	(20.5%)	1,084	1,578	(31.3%)
Net realized gains (losses)	2,191	2,071	5.8%	3,085	4,020	(23.3%)
Other income	2	162	(98.8%)	205	559	(63.3%)
Net losses and loss adjustment expenses	(5,714)	(11,916)	(52.0%)	(29,605)	(52,412)	(43.5%)
Underwriting, policy acquisition and operating expenses(1)	(5,236)	(6,109)	(14.3%)	(20,709)	(23,201)	(10.7%)
SPC U.S. federal income tax expense(1)(2)	(173)	(1,059)	(83.7%)	(1,746)	(1,059)	64.9%
SPC net results	7,894	3,463	128.0%	18,666	8,048	131.9%
Segregated portfolio cell dividend (expense) income (3)	(6,316)	(3,204)	97.1%	(14,304)	(4,579)	212.4%
Segment results (4)	$1,578	$259	509.3%	$4,362	$3,469	25.7%
(1) In our December 31, 2019 report on Form 10-K, underwriting, policy acquisition and operating expenses and the underwriting expense ratio in 2019 included a provision for U.S. federal income taxes of $1.1 million for certain SPCs at Inova Re (see footnote 2). Beginning in 2020, this tax provision is now presented as a separate line on our Consolidated Statements of Income and Comprehensive Income as SPC U.S. federal income tax expense. We have recast 2019 to conform to this new presentation, including the calculation of the underwriting expense ratio.

(2) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(3) Represents the net (profit) loss attributable to external cell participants.
(4) Represents our share of the net profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2020	2019	2020	2019
Current accident year net loss ratio	88.7%	71.2%	69.6%	79.6%
Effect of prior accident years’ reserve development	(54.2%)	(11.6%)	(25.0%)	(12.9%)
Net loss ratio	34.5%	59.6%	44.6%	66.7%
Underwriting expense ratio (1)	31.6%	30.6%	31.2%	29.5%
Combined ratio	66.1%	90.2%	75.8%	96.2%
(1) See footnote 1 in the previous table
Income or losses reported by the Segregated Portfolio Cell Reinsurance segment represents our share of the results from segregated portfolio cell (“SPC”) programs in which we participate to a varying degree. The increases in the segment’s income for the fourth quarter and full year of 2020 primarily reflect a decrease in the net loss ratio, partially offset by lower net premiums earned.
The decline in gross premiums written for the fourth quarter and full year primarily reflects the competitive market conditions in workers’ compensation insurance, which is the majority of the business composition, and the resulting renewal price decreases of 3% and 4% for the quarter and year, respectively. For the quarter, premium retention increased 3 percentage points compared to the prior year quarter to 86%, however retention for the full year fell by 7 percentage points from 2019, partly attributable to a large workers’ compensation alternative market program that selected a lower funding level in 2020. We wrote new business of $700,000 and $3.7 million in the fourth quarter and full year of 2020, respectively, slightly less than in the comparable periods of 2019. We renewed all of the workers’ compensation and healthcare professional liability alternative market programs that were available for renewal during the fourth quarter and full year, and
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added one new alternative market program in the second quarter, which generated $1.1 million in premiums written during 2020.
The decrease in the calendar year net loss ratio for the fourth quarter and full year is attributable to the effect of favorable trends in prior accident year claim closing patterns, resulting in net favorable development of approximately $8.9 million and $16.5 million in the fourth quarter and full year of 2020, respectively, compared to $2.3 million and $10.1 million in the comparable periods of 2019. Favorable development in the fourth quarter of 2020 included $3.4 million related to the HCPL programs. The effect of favorable development in the quarter was partially offset by a higher current accident year loss ratio due to the continuation of intense price competition in the workers’ compensation programs and increased claim frequency in the HCPL programs. The current accident year net loss ratio for the full year of 2020 improved, primarily reflecting the impact of a $10 million reserve established during the second quarter of 2019 related to an errors & omissions policy. Excluding this reserve, the current accident year net loss ratio was higher for the full year of 2020, compared to 2019, primarily attributable to the same factors noted above in the fourth quarter.
The increase in the segment’s underwriting expense ratios for the fourth quarter and year was driven entirely by the reduction in net premiums earned, as expenses were actually lower quarter-over-quarter and year-over-year.
LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Gross premiums written	$12,277	$27,658	(55.6%)	$84,718	$110,905	(23.6%)
Net premiums written	$8,384	$25,515	(67.1%)	$67,652	$87,103	(22.3%)

Net premiums earned	$16,041	$23,456	(31.6%)	$77,226	$80,671	(4.3%)
Net investment income	892	1,269	(29.7%)	4,128	4,551	(9.3%)
Net realized gains (losses)	(112)	43	(360.5%)	988	768	28.6%
Other income (loss)	(167)	(294)	(43.2%)	51	(573)	108.9%
Net losses and loss adjustment expenses	(10,784)	(12,728)	(15.3%)	(50,216)	(47,369)	6.0%
Underwriting, policy acquisition and operating expenses	(6,765)	(9,268)	(27.0%)	(30,136)	(34,711)	(13.2%)
Income tax benefit (expense)	—	(161)	nm	29	—	nm
Segment results	$(895)	$2,317	(138.6%)	$2,070	$3,337	(38.0%)

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2020	2019	2020	2019
Current accident year net loss ratio	55.4%	52.7%	64.2%	58.2%
Effect of prior accident years’ reserve development	11.8%	1.6%	0.8%	0.5%
Net loss ratio	67.2%	54.3%	65.0%	58.7%
Underwriting expense ratio	42.2%	39.5%	39.0%	43.0%
Combined ratio	109.4%	93.8%	104.0%	101.7%

Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the results from our participation in Lloyd's of London Syndicate 1729 and Syndicate 6131. For the 2020 underwriting year, we decreased our participation in the results of Syndicate 1729 to 29% from 61% which, due to the quarter lag, was not reflected in our results until the second quarter of 2020. To support and grow our core insurance operations, we further decreased our participation in the results of Syndicate 1729 for the 2021 underwriting year to 5% from 29%. Syndicate 6131 is a Special Purpose Arrangement that underwrites on a quota share basis with Syndicate 1729. Effective July 1, 2020, Syndicate 6131 entered into a six-month quota share reinsurance agreement with an unaffiliated insurer. Under this agreement, Syndicate 6131 ceded approximately half of the premium assumed from Syndicate 1729 to the unaffiliated insurer. This agreement was non-renewed on January 1, 2021 and we decreased our participation in the results of Syndicate 6131 to 50% from 100% for the
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2021 underwriting year. Due to the quarter lag, the change in participation in the results of Syndicates 1729 and 6131 will not be reflected in our results until the second quarter of 2021.
Our Lloyd's Syndicates segment also includes 100% of the results of our wholly owned subsidiaries that support our operations at Lloyd's. In addition to our participation in Syndicate results, we have investments in and other obligations to our Lloyd's Syndicates consisting of a Syndicate Credit Agreement and Funds at Lloyd’s (“FAL”) requirements.
For the 2020 underwriting year, our FAL are comprised of investment securities and cash and cash equivalents deposited with Lloyd's, which at December 31, 2020 had a fair value of approximately $106.2 million. Given the reduction in our participation in the results of Syndicate 1729 for the 2020 underwriting year, we received a return in the third quarter of approximately $32.3 million of cash and cash equivalents generated from the liquidation of certain corporate debt securities in our FAL balance. This reduction in our FAL balance will continue to impact net investment income in future periods.
Syndicate 1729’s maximum underwriting capacity for the 2020 underwriting year is approximately $185 million, of which approximately $53 million is our allocated underwriting capacity, reflecting our decreased participation rate. For the 2020 underwriting year, we were the sole capital provider for Syndicate 6131, which had a maximum underwriting capacity of approximately $16 million. The underwriting capacities for both syndicates are provided using currency exchange rates as of December 31, 2020.
Gross premiums written decreased in the fourth quarter and year primarily due to our decreased participation in the results of Syndicate 1729, partially offset by volume increases on renewal business and renewal pricing increases, as well as new business written. The decrease in net premiums earned in the quarter and year were also primarily due to our decreased participation in Syndicate 1729. In addition, gross premiums written in 2020 included a binder adjustment on a prior year of account, which reduced written and earned premium in the fourth quarter. Net premiums written and earned were also impacted by an increase in estimated reinsurance reinstatement premiums of $1.2 million during the fourth quarter, triggered by certain property- and catastrophe-related losses exceeding specified levels in the reinsurance agreement.
The increase in the current accident year net loss ratio for the quarter was primarily attributable to certain catastrophe-related losses, partially offset by higher reinsurance recoveries as a proportion of gross losses related to certain property and catastrophe related losses and contingency related losses. For the full year, the increase in the ratio was driven by certain property and catastrophe related losses and, to a lesser extent, contingency related losses incurred during 2020.
For the quarter and full year 2020, we recognized net prior accident year adverse development of $1.9 million and $647,000, respectively, compared to net adverse development $365,000 and $411,000 in the comparable periods of 2019. Adverse development for the quarter and full year was driven by higher than expected losses and development on certain large claims, primarily catastrophe-related losses.
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CORPORATE SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Net investment income	$14,976	$21,645	(30.8%)	$66,786	$87,140	(23.4%)
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	13,949	2,221	528.1%	7,855	10,842	(27.6%)
Tax credit partnerships	(3,805)	(5,043)	(24.5%)	(19,776)	(20,903)	(5.4%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	10,144	(2,822)	(459.5%)	(11,921)	(10,061)	18.5%
Net realized investment gains (losses)	13,448	10,695	25.7%	11,605	55,086	(78.9%)
Other income	719	776	(7.3%)	2,531	3,478	(27.2%)
Operating expenses	(5,796)	(6,467)	(10.4%)	(23,429)	(19,146)	22.4%
Interest expense	(3,779)	(3,786)	(0.2%)	(15,503)	(16,636)	(6.8%)
Income tax (expense) benefit	(7,291)	29,965	(124.3%)	41,300	29,808	38.6%
Segment results	$22,421	$50,006	(55.2%)	$71,369	$129,669	(45.0%)

Consolidated effective tax rate	33.8%	33.4%		19.0%	103.5%
Our Corporate segment results primarily reflect the performance of our investment operations, other than those reported in other segments. Throughout 2020, our lower net investment income has been driven by a decrease in our allocation to equities as well as lower yields on our short-term investments and corporate debt securities due to the aggressive actions taken by the Federal Reserve to reduce interest rates in response to COVID-19. For the quarter, this decrease was more than offset by the strong performance of our investments in LPs/LLCs driven by improvement in the market and lower operating expenses. For the year, operating expenses were higher due to an increase in professional fees driven by transaction-related costs associated with our planned acquisition of NORCAL and corporate legal expenses.
For the year ended December 31, 2020 we recorded an income tax benefit of $41.3 million, resulting in an effective tax rate of 19.0%. Our annual effective tax rate differed from the statutory federal income tax rate of 21% primarily due to the recognition of $17.9 million of tax credits transferred to us from our tax credit partnership investments, and a $7.8 million benefit recognized related to the additional tax rate differential of 14% on the carryback of our 2020 and 2019 NOLs to the 2015 and 2014 tax years, respectively, as a result of changes made by the CARES Act to the NOL provisions of the tax law. In addition, our effective tax rate in 2020 was also impacted by the non-deductible portion of the goodwill impairment recognized during the third quarter of 2020.
Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. There are numerous factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this news release that are identified as giving our outlook on future business.
Forward-looking statements relating to our business include among other things: statements concerning future liquidity and capital requirements, investment valuation and performance, return on equity, financial ratios, net income, premiums, losses and loss reserve, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the pricing or availability of acceptable
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reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends and other matters.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

changes in general economic conditions, including the impact of inflation or deflation and unemployment;
our ability to maintain our dividend payments;
regulatory, legislative and judicial actions or decisions that could affect our business plans or operations, including changes in interpretations of certain coverages as a result of COVID-19;
the enactment or repeal of tort reforms;
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;
changes in the interest and tax rate environment, including the actions taken by the federal government and Federal Reserve in response to COVID-19;
resolution of uncertain tax matters and changes in tax laws, including the impact of the CARES Act;
changes in laws or government regulations regarding financial markets or market activity that may affect our business;
changes in the ability, or perception thereof, of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries or by Syndicates 1729 and 6131;
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;
the effect of cyclical insurance industry trends on our underwriting, including demand and pricing in the insurance and reinsurance markets in which we operate;
uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
changes in the availability, cost, quality or collectability of insurance/reinsurance;
the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
effects on our claims costs from mass tort litigation that are different from that anticipated by us;
allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
loss or consolidation of independent agents, agencies, brokers or brokerage firms;
changes in our organization, compensation and benefit plans;
changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
our ability to retain and recruit senior management and other qualified personnel;
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;
the impact of a catastrophic event, including the recent COVID-19 pandemic, as it relates to our business and insurance operations, investment results, Lloyd's Syndicates and our insured risks;
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the impact of the COVID-19 pandemic and related economic conditions on our premium volume, loss reserves, investment portfolio, asset valuations, business operations and workforce;
the impact of a catastrophic man-made event, such as acts of terrorism, acts of war and civil and political unrest;
the effects of terrorism-related insurance legislation and laws;
guaranty funds and other state assessments;
our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
failure to complete our planned acquisition of NORCAL for any reason including but not limited to failure to obtain required regulatory approvals, or failure of any other condition set forth in the acquisition agreement, or our inability to fund the transaction; and if completed, our failure to successfully integrate NORCAL to achieve expected results or synergies after closing;
changes to the ratings assigned by rating agencies to our holding company or insurance subsidiaries, individually or as a group;
provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings and synergies; and assumption of greater than expected liabilities, among other reasons.
Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's market and our participation in Lloyd's Syndicates include, but are not limited to, the following:
members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
Syndicate results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 and Syndicate 6131 have little ability to control, such as a decision to not approve the business plan of Syndicate 1729 or Syndicate 6131, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked, making it more difficult for a Lloyd's Syndicate to distribute and market its products;
rating agencies could downgrade their ratings of Lloyd's as a whole; and
Syndicate 1729 and Syndicate 6131 operations are dependent on a small, specialized management team, and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future could adversely affect the quality and profitability of Syndicate 1729’s or Syndicate 6131's business.
Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our December 31, 2020 report on Form 10-K, which will be timely filed on or before March 1, 2021, and other documents we file with the SEC, such as our current reports on Form 8-K and our quarterly reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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